Exhibit 10.3

CLENE INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on [*], 2022 (the “Effective Date”) by and between Clene Inc., a Delaware corporation (the “Company”) and [employee name] (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.
Employment.
1.1
Title. Effective as of the Effective Date, Executive’s position shall be [___________], subject to the terms and conditions set forth in this Agreement.
1.2
Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated as provided in Section 4 of this Agreement (the “Term”).
1.3
Duties. Executive shall have the powers, responsibilities and authorities as set forth on the form attached hereto as Exhibit A hereto, as amended from time to time.
1.4
Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement
2.
Loyalty.
2.1
Loyalty. During the Term, Executive shall devote substantially all his business time to the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) of any third-party corporate entity that is not in the Restricted Business (as defined below, so long as these activities do not materially interfere with Executive’s duties hereunder and, with respect to (d), Executive obtains prior Company consent, which consent will not be unreasonably withheld. Executive may also provide limited services to other parties provided such services are without remuneration.
2.2
Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse to the Company, its business or prospects or in any company, person, or entity in the pharmaceutical industry that is in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
3.
Compensation of Executive.
3.1
Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of [Dollar Amount] ($______), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company may increase, but not decrease (except in connection with a Company-wide decrease in executive compensation), Executive’s Base Salary from time to time, and if so increased, Base Salary shall include such increases for purposes of this Agreement.
3.2
Bonuses. At the sole discretion of the Board of Directors of the Company (the “Board”) or the compensation committee of the Board (the “Compensation Committee”), following each calendar year of employment, Executive shall be eligible to receive an additional cash or equity bonus on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board or the Compensation Committee. The contemplated bonus will be targeted at forty percent (40%) of Executive’s Base salary annually. The determination of whether Executive has met the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its sole and absolute discretion.
3.3
Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. Additionally, the Company will reimburse Executive for expenses related to maintaining Executive’s professional status (if applicable), including continuing professional education (including travel and class costs with prior CEO approval), license renewal, and membership fees for appropriate professional associations, as applicable.
3.4
Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
3.5
Benefits. Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, 401(k), pension, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans.
3.6
Holidays and Vacation. Executive shall receive twenty (28) days of paid vacation per year, which cannot be taken in one increment, but which shall accrue if not used in any year but only up to a maximum of twenty-eight (28) days, and be paid to Executive or carried forward to subsequent years consistent with Company policy. In addition to such paid vacation, Executive shall receive all paid Company holidays in accordance with Company policy.
4.
Termination.
4.1
Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:
4.1.1
Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall specify the Cause and shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2
Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.
4.2
Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.
4.3
Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).
4.4
Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
4.5
Compensation Upon Termination.
4.5.1
Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expense reimbursement amounts owed to Executive; (iii) all unpaid bonuses Executive earned prior to the termination date; (iv) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (v) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated); and (vi) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its affiliates and Executive (the amounts in (i) through (vi) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i) through (iv) within ten (10) days following such termination; (B) any payments associated with (v) in accordance to the terms of such plans or programs; and (C) any such amounts in (vi) in accordance with the terms of such agreements, with the Termination Amounts being subject to the standard deductions and withholdings (as applicable). In addition, if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the reimbursement described in this sentence shall be included in the Termination Amounts and the Company shall reimburse Executive, his estate, or his heirs as appropriate, for the monthly COBRA premium paid by Executive, his estate, or his heirs for Executive and Executive’s spouse, ex-spouse, and dependents. Such reimbursement shall be paid to Executive, his estate, or his heirs as appropriate on the first business day of the month immediately following the month in which Executive, his estate or his heirs timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the termination date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive begins to receives substantially similar coverage from another employer or other source. The Parties agree that Medicare coverage is not substantially similar coverage from another source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5.1 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.5.1 in a manner as is necessary to comply with the ACA.
4.5.2
Termination by Company For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.
4.5.3
Termination by Company Without Cause or Resignation For Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release and Waiver in substantially the form attached as Exhibit B hereto (the “Release”) and allowing the Release to become effective in accordance with its terms within sixty (60) days following the termination date,

(x) Executive shall be entitled to one times Executive’s Base Salary as of the date of termination, (y) a bonus payment equal to one hundred percent (100%) of Executive’s actual bonus that would have been earned for a similar period as the Base Salary, and (z) any option to purchase capital stock of the Company or restricted stock award that is then outstanding but not yet exercisable or vested shall become exercisable or vested as to all remaining shares subject to such option or award and the exercise period for all Executive’s equity interests in the Company shall run, or as necessary be extended, to ninety (90) days following Executive’s last day of employment. The payment above will be subject to standard payroll deductions and withholdings and will be made on the first regularly scheduled pay period following the sixtieth (60th) day following the termination date. In addition, if Executive timely and properly elects health continuation coverage under COBRA, the reimbursement described in this sentence shall be included in the Termination Amounts and the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s spouse, ex-spouse, and dependents. Such reimbursement shall be paid to Executive on the first business day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the termination date; (ii) the date Executive and Executive’s spouse, ex-spouse, and dependents are all no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive begins to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.5.3 in a manner as is necessary to comply with the ACA.
4.5.4
Acceleration on Change of Control. In the event of a Change of Control (as defined below) and the termination of Executive’s employment (a) by the Company or a successor in interest to the Company without Cause or (b) by Executive for Good Reason within 30 days before or 12 months after such Change of Control, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release and allowing the Release to become effective in accordance with its terms within sixty (60) days following the termination date, (x) Executive shall be entitled to two times Executive’s Base Salary as of the date of termination, a bonus payment equal to one hundred percent (100%) of Executive’s target bonus for a similar period as the Base Salary benefit, and (y) any option to purchase capital stock of the Company or restricted stock award that is then outstanding but not yet exercisable or vested shall become exercisable or vested as to all remaining shares subject to such option or award and the exercise period for all Executive’s equity interests in the Company shall run, or as necessary be extended, to ninety (90) days following Executive’s last day of employment. The payment above will be subject to standard payroll deductions and withholdings and will be made on the first regularly scheduled pay period following the sixtieth (60th) day following the termination date. In addition, if Executive timely and properly elects health continuation coverage under COBRA, the reimbursement described in this sentence shall be included in the Termination Amounts and the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s spouse, ex-spouse and dependents. Such reimbursement shall be paid to Executive on the first business day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the termination date; (ii) the date Executive and Executive’s spouse, ex-spouse and dependents are all no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive begins to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5.4 would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.5.4 in a manner as is necessary to comply with the ACA. For purposes of this paragraph, “Change of Control” shall mean a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company or a majority-in-interest of its stockholders is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (except an event in which the majority of the beneficial ownership of the Company and its assets does not change). Reference is made to Section 8.2-5 of the Company’s 2020 Stock Plan.
4.6
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
4.6.1
Complete Disability. “Complete Disability” means that Executive is determined by an independent physician to be permanently disabled pursuant to the Company’s long term disability plan or that Executive is determined by an independent physician to be permanently disabled, in the event the Company has no long term disability plan.

4.6.2
Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events,:
(i)
The willful failure, disregard or refusal by Executive to substantially perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board or the President (as the case may be) if: (A) the Company gives Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (B) Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice;
(ii)
Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body;
(iii)
Executive’s conviction for any felony involving moral turpitude (including entry of a nolo contendere plea);
(iv)
The determination, after a reasonable and good-faith investigation by the Company, that Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination) that had a material and injurious effect on the Company;
(v)
Executive’s willful misappropriation or embezzlement of a material amount of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or
(vi)
Material breach by Executive of this Agreement and/or of his Proprietary Information and Inventions Agreement (“PIIA”) that had a material and injurious effect on the Company; provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (A) the Company gives Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (B) Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.
4.6.3
Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:
(i)
any reduction by the Company of Executive’s Base Salary as initially set forth herein, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment;
(ii)
a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; or
(iii)
a material adverse change in Executive’s duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of Executive’s duties, titles, authority, responsibilities, etc. as increased (but not decreased) from time to time;
(iv)
any failure of the Company or any affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive;
(v)
the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi)
moving Executive’s main place of work more than 50 miles from its present location or requiring business travel away from Executive’s home by Executive more than [50] nights per year;
(vii)
any reduction in Executive’s bonus eligibility; or
(viii)
the assignment to Executive of duties materially inconsistent with his position with the Company.

Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason; within thirty (30) days following Executive’s knowledge of the condition(s) giving rise to Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.7
280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code (all such payments collectively referred to herein as the “280G Payments”) and would, but for this Section 4.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 4.7 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.
4.8
Survival of Certain Sections. Sections 3, 4, 5, 6, 7, 8, 9, 12, 13, 16, 17 and 18 of this Agreement will survive the termination of this Agreement.
5.
Restrictive Covenant.

The Company and its Affiliates are engaged in the development, marketing and sales of neuro-therapeutics products based on nanocrystalline metallic particles and related services (the “Restricted Business”). The covenants contained in this Section 5 (the “Restrictive Covenants”) are given and made by Executive to induce the Company to employ Executive under the terms of this Agreement, and Executive acknowledges sufficiency of consideration for these Restrictive Covenants. Executive expressly covenants and agrees that, during his or her employment and for a period of one (1) year following termination of such employment (such period of time is hereinafter referred to as the “Restrictive Period”), Executive will abide by the following restrictive covenants unless an exception is specifically provided, in writing signed by Company, in certain situations in such Restrictive Covenants.

5.1
Non-Solicitation. Executive agrees and acknowledges that, during the Restrictive Period, Executive will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity:
(i)
solicit or induce, or attempt to solicit or induce, any Customer or Prospective Customer of the Company to patronize or do business with any other company (or business) that is in the Restricted Business conducted by the Company;
(ii)
request or advise any customer, supplier or vendor, or any prospective customer, prospective supplier or prospective vendor, of the Company, who was a customer, prospective customer, supplier, prospective supplier, vendor or prospective vendor within one year immediately preceding the termination of Executive’s employment with the Company, to withdraw, curtail, cancel or refrain from doing business with the Company in any capacity;

(iii)
manage, operate, be connected with, employed by, sell goods to, or perform services for, or on behalf of, in any manner, any customer, or prospective customer, of the Company either him/herself or on behalf of any other entity that is in the Restricted Business that may employ, engage or associate with Executive in any fashion;
(iv)
recruit, solicit or otherwise induce any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or any Affiliates to discontinue, reduce or detrimentally modify such employment, agency or business relationship with the Company;
(v)
employ or solicit, or attempt to employ or solicit, for employment any person or agent who is then (or was at any time within six (6) months prior to the date Executive or any entity related to Executive seeks to employ such person) employed or retained by the Company. Notwithstanding the forgoing, to the extent (a) Executive works for a larger firm or corporation after his or her termination from the Company and he or she does not have any personal knowledge and/or control over the solicitation of or the employment of a Company employee or agent, or (b) any such former Company employee or agent responds to a general advertisement for employment not targeted to such individual, then this provision shall not be enforceable as it relates to that employee.
5.2
Non-Competition. Executive agrees and acknowledges that, during the Restrictive Period, he or she will not, directly or indirectly, for him/herself, or on behalf of others, as an individual on Executive’s own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for him/herself or any other person, partnership, firm, corporation, association or other legal entity, enter into, engage in, accept employment from, or provide any services to, or for, any business that is in the Restricted Business.
6.
Confidential And Proprietary Information.

As a condition of employment Executive agrees to execute and abide by the PIIA.

7.
Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.
Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or emailed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Clene Inc.

Address:

Attention:

Tel:

If to Executive:

Address:

Attention:

Tel:

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

9.
Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflict of laws principles.

10.
Integration.

This Agreement, including Exhibit A, Exhibit B and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

11.
Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

12.
Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

13.
Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

14.
Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.
Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.
Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

17.
Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the (Delaware Rapid Arbitration Act (DRAA) in Delaware) Federal Arbitration Act in Salt Lake City, Utah conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of DRAA/JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any DRAA/JAMS filing fee and shall pay the arbitrator’s fee. The arbitrator shall have the discretion to award attorney’s fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a Delaware/Utah court to prevent irreparable harm pending the conclusion of any such arbitration. .

18.
Indemnification.

The Company shall defend and indemnify Executive in his capacity as an officer of the Company to the fullest extent permitted under the laws of the State of Delaware. The Company shall also maintain an insurance policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the laws of the State of Delaware taken in good faith in pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s Certificate of Incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

19.
Section 409A Compliance.
19.1
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.
19.2
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
19.3
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
19.4
For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.
19.5
Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Clene Inc.

By: [•]
Name: [•]
Title: [•]

Executive:

[EMPLOYEE NAME]

EXHIBIT A

Description of Duties

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of ________________, to which this form is attached, I, ___________, hereby furnish [Purchaser] (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions in connection with my employment by the Company and the termination of that employment occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (e) all statutory claims, including claims for discrimination, harassment, retaliation, misclassification, or attorneys’ fees; and (f) claims arising under federal or state constitutions, statutes, or regulations dealing with employment matters or civil rights (including, but not limited to, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disability Act of 1990, as amended, and the Utah Anti-Discrimination Act, as amended). The parties intend this paragraph to be interpreted and applied as broadly as possible. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims under the Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any indemnification rights I may have as a former officer or director of the Company or its subsidiaries or affiliated companies, including any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (d) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, (g) rights to file or participate in an Equal Employment Opportunity Commission (EEOC) or Utah Labor Commission charge or investigation (however, Employee is waiving Employee’s right to recover personal damages in any such action brought on Employee’s behalf); and (h) reimbursement for business expenses which are consistent with the Company’s reimbursement policy. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by this paragraph.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release. I acknowledge and agree that this waiver is an essential and material term of this Release and Waiver and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a Release Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Released Claim brought by a governmental agency on my behalf, this Release and Waiver shall serve as a complete defense to such Claims to the maximum extent permitted by law. I agree that if I violate this Release and Waiver by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

1.
I HAVE READ IT CAREFULLY;
2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.
I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.
I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;
6.
I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; AND
7.
I HAVE SIGNED THIS RELEASE AND WAIVER KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT.

Date: __________________ By: __________________